Consent of Independent Auditors





The Board of Trustees of Colonial Trust III and
Shareholders of Crabbe Huson Funds:

We consent to the use of our report dated December 4, 1998 for the Crabbe Huson Funds incorporated by reference herein and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Auditors" in the Statement of Additional Information.





KPMG Peat Marwick LLP
Boston, Massachusetts
February 22, 1999